EXHIBIT 3.7

InFocus Corporation

December 2-3, 2003 Board of Directors Meeting

Amendment of Bylaws

RESOLVED, that Section 6.3 of the Corporation’s 1997 Restated Bylaws is hereby amended to read as follows:

“6.3.        Certificates For Shares; Shares Without Certificates.

6.3.1        Certificates For Shares.  Shares of the Corporation may be, but are not required to be, represented by certificates.  Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board.  Such certificates shall be signed by any two of the following officers:  the Chair of the Board, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary.  Any or all of the signatures on a certificate may be facsimiles if the certificate is manually singed on behalf of a transfer agent or a registrar other than the Corporation itself or an employee of the Corporation.  All certificates shall be consecutively numbered or otherwise identified.

6.3.2        Shares Without Certificates.  The Board may authorize the issue of some or all of the shares of the Corporation without certificates.  Such authorization shall not affect shares already represented by certificates until such certificates are surrendered to the Corporation.  Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the shareholder a written statement of the information required on certificates by the Oregon Business Corporation Act.”

RESOLVED FURTHER, that the second sentence of Section 6.4 of the Corporation’s 1997 Restated Bylaws is hereby amended to read as follows:

“. . . The name and address of each person to whom certificates for shares are issued, together with the class and number of shares represented by each such certificate and the date of issue thereof, and the name and address of each person that has been issued shares without certificates, together with the class and number of shares issued to such person and the date of issue thereof, shall be entered on the stock transfer books of the Corporation. . . .”